Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Crosstex Energy, Inc. of our report dated October 26, 2005 relating to the combined statements of revenues and direct operating expenses of CFS Louisiana Midstream Company and El Paso Dauphin Island Company, L.L.C. (collectively, the “Companies”), which appears in the Current Report on Form 8-K of Crosstex Energy, Inc. dated November 1, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, Texas
August 17, 2006